Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 16, 2020 (this “Supplemental Indenture”), by and among PATTERN ENERGY GROUP INC., a Delaware corporation, as issuer (the “Company”), PATTERN US FINANCE COMPANY LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), PATTERN ENERGY OPERATIONS LP, a Delaware limited partnership (“Pattern Ops”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”), supplements the Indenture, dated as of July 28, 2015 (the “Indenture”), among the Company, the Subsidiary Guarantor and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, the Company issued $225,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 3, 2019, among the Company, Pacific US Inc., a Delaware corporation (“Parent”) that is controlled by Canada Pension Plan Investment Board (“CPPIB”), and Pacific BidCo US Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub has merged with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent, and each share of Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Common Stock held by Parent or Merger Sub, shares of Common Stock owned by the Company (including shares held in treasury) and shares of Common Stock owned by stockholders who have properly made and not withdrawn or lost a demand for appraisal rights under Delaware law) was converted into the right to receive $26.75 in cash, without interest and subject to applicable withholding taxes;

WHEREAS, pursuant to Section 14.07(a) of the Indenture, the Merger constitutes a Share Exchange Event, and the Indenture provides the Company shall execute with the Trustee a supplemental indenture providing that from and after the Effective Time the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the units of Reference Property;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 14.07(a) of the Indenture, each unit of Reference Property consists of $26.75 in cash;

WHEREAS, Section 10.01(g) of the Indenture provides that the Company, the Subsidiary Guarantor and the Trustee may enter into a supplemental indenture, without prior notice to or the consent of the Holders of any of the Notes at the time outstanding, in connection with any Share Exchange Event to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and to make related changes to the terms of the Notes in accordance with Section 14.07 of the Indenture;

WHEREAS, Section 10.01(f) of the Indenture provides that the Company, the Subsidiary Guarantor and the Trustee may enter into a supplemental indenture, without prior notice to or the consent of the Holders of any of the Notes at the time outstanding, to make any change that does not adversely affect the rights of any Holder in any material respect;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE 1

TERMS

Section 1.01. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Conversion Right. Pursuant to Section 14.07(a) of the Indenture, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property in an aggregate amount equal to the Conversion Rate in effect on the Conversion Date (subject to any adjustments under Section 14.03 of the Indenture) multiplied by the Stock Price paid per share of Common Stock in the Merger, (A) which in the case of a conversion in connection with a Make-Whole Fundamental Change pursuant to Section 14.03(a) of the Indenture will be cash equal to $1,020.23 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 36.7355 shares of Common Stock per $1,000 principal amount of Notes plus (ii) the Additional Shares, or 1.4038 shares of Common Stock per $1,000 principal amount of Notes (as determined by reference to the table set forth in Section 14.03(e) of the Indenture based on the Effective Date of the Make-Whole Fundamental Change being March 16, 2020 and the Stock Price paid per share of Common Stock in the Make-Whole

Fundamental Change being $26.75), and (B) which in the case of a conversion at all other times when such Notes are convertible beginning immediately after the Business Day immediately preceding the Fundamental Change Repurchase Date corresponding to such Fundamental Change will be cash equal to $982.67 per $1,000 principal amount of Notes. Accordingly, any reference in respect of the Holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive an amount equal to $26.75 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

Section 2.02. Last Reported Sale Price of the Common Stock. With respect to any date from and after the Effective Time, the Last Reported Sale Price shall be $26.75 on that date, notwithstanding anything to the contrary in the Indenture.

Section 2.03. Assumption; Joint and Several Liability. Pattern Ops, as co-obligor, hereby expressly assumes, jointly and severally with the Company, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all of the Notes issued under the Indenture, (b) the due and punctual delivery of cash upon conversion of the Notes upon the exercise by a Holder of the conversion privilege pursuant to Article 14 of the Indenture and (c) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, including without limitation with respect to the right of Holders to require the Company to purchase their Notes upon a Fundamental Change pursuant to Section 15.02 of the Indenture.

Section 2.04. Obligations of the Company. Notwithstanding the agreement of Pattern Ops to become liable for the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all the Notes issued under and subject to the Indenture and for the delivery of cash upon conversion of the Notes pursuant to Article 14 of the Indenture, the Company remains the issuer of the Notes and fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder.

ARTICLE 3

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01. Governing Law; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY, THE SUBSIDIARY GUARANTOR, PATTERN OPS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.02. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.03. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.04. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.05. The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.06. Effect on Successors and Assigns. Notwithstanding Section 17.08 of the Indenture, all agreements of the Company, the Subsidiary Guarantor, Pattern Ops, the Trustee, the Note Registrar, the Paying Agent and the Conversion Agent in this Supplemental Indenture will bind their respective successors.

Section 4.07. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

PATTERN ENERGY GROUP INC.

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN US FINANCE COMPANY LLC, as Subsidiary Guarantor

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN ENERGY OPERATIONS LP

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

[Signature Page to 2020 Notes Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Luke Russell
Name: Luke Russell
Title: Assistant Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

[Signature Page to 2020 Notes Supplemental Indenture]